Exhibit 99.1

On June 22, 2005, the company filed a Form 8-K, restating its consolidated financial statements and related footnotes to reflect the implementation of SFAS 123(R), Share-Based Payment.  The company adopted the accounting standard in the first quarter of 2005.

Following the company’s earnings announcement and the filing of its Form 10Q for the second quarter, the company will file an additional 8-K which will reflect the changes to the company’s management and measurement system and its reportable segments. The changes are discussed in Note 11, on pages 17 and 18.

The preceding segment information on pages 75 through 78 reflect the changes in all periods presented.  In order to provide investors with additional historical financial information related to these changes, the following chart includes segment revenue and pre-tax income data for each of the four quarters of 2004 and the first quarter 2005.  Reconciliation information for non-GAAP measures in connection with the revised management structure may be found in Note x, “Segment Information” and pages 107 through 112  to the Consolidated Financial Statements in the company’s Form 8-K filed on June 22, 2005.

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Exhibit 99.1

Management System Segment View - Unaudited

(Dollars in millions)	Global Services	Systems & Technology Group	Software	Global Financing	Enterprise Investments	Personal Computing Division	Total Segments

QUARTER ENDED MARCH 31, 2005:

External revenue	$11,696	$4,289	$3,551	$579	$292	$2,319	$22,726
Internal revenue	745	241	461	449	2	26	$1,924
Total revenue	$12,441	$4,530	$4,012	$1,028	$294	$2,345	$24,650
Pre-tax income	$816	$62	$822	$391	$(34)	$(16)	$2,041

Revenue Y-T-Y change	5.6%	1.5%	3.7%	8.8%	6.1%	-2.1%	3.9%
Pre-tax income Y-T-Y change	-1.8%	-50.4%	9.2%	7.1%	39.3%	57.9%	3.1%
Pre-tax income margin	6.6%	1.4%	20.5%	38.0%	-11.6%	-0.7%	8.3%

QUARTER ENDED DECEMBER 31, 2004:

External revenue	$12,605	$6,443	$4,549	$656	$379	$2,968	$27,600
Internal revenue	819	294	514	412	2	38	2,079
Total revenue	$13,424	$6,737	$5,063	$1,068	$381	$3,006	$29,679
Pre-tax income	$1,271	$1,059	$1,626	$413	$(36)	$36	$4,369

Revenue Y-T-Y change	10.0%	3.4%	7.4%	-8.2%	11.7%	4.4%	6.7%
Pre-tax income Y-T-Y change	33.1%	-2.0%	18.9%	31.9%	25.0%	148.0%	21.6%
Pre-tax income margin	9.5%	15.7%	32.1%	38.7%	-9.4%	1.2%	14.7%

QUARTER ENDED SEPTEMBER 30, 2004

External revenue	$11,312	$4,665	$3,621	$634	$257	$2,713	$23,202
Internal revenue	791	276	433	309	2	41	1,852
Total revenue	$12,103	$4,941	$4,054	$943	$259	$2,754	$25,054
Pre-tax income	$995	$394	$907	$341	$(58)	$2	$2,581

Revenue Y-T-Y change	9.3%	10.4%	5.8%	-3.7%	0.0%	16.9%	9.0%
Pre-tax income Y-T-Y change	-3.4%	42.8%	24.6%	19.6%	3.3%	101.9%	19.8%
Pre-tax income margin	8.2%	8.0%	22.4%	36.2%	-22.4%	0.1%	10.3%

QUARTER ENDED JUNE 30, 2004:

External revenue	$11,272	$4,640	$3,458	$652	$269	$2,679	$22,970
Internal revenue	759	285	457	286	2	31	1,820
Total revenue	$12,031	$4,925	$3,915	$938	$271	$2,710	$24,790
Pre-tax income	$921	$562	$852	$339	$(49)	$(10)	$2,615

Revenue Y-T-Y change	6.2%	10.2%	1.4%	-5.1%	18.9%	19.2%	7.1%
Pre-tax income Y-T-Y change	-9.2%	156.6%	12.3%	18.1%	46.2%	84.8%	23.2%
Pre-tax income margin	7.7%	11.4%	21.8%	36.1%	-18.1%	-0.4%	10.5%

QUARTER ENDED MARCH 31, 2004:

External revenue	$11,024	$4,225	$3,466	$665	$275	$2,377	$22,032
Internal revenue	762	240	401	280	2	19	1,704
Total revenue	$11,786	$4,465	$3,867	$945	$277	$2,396	$23,736
Pre-tax income	$831	$125	$753	$365	$(56)	$(38)	$1,980

Revenue Y-T-Y change	8.4%	13.6%	10.0%	-5.1%	14.5%	20.5%	10.2%
Pre-tax income Y-T-Y change	0.8%	-2.3%	38.4%	36.7%	21.1%	63.1%	24.6%
Pre-tax income margin	7.1%	2.8%	19.5%	38.6%	-20.2%	-1.6%	8.3%

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